Exhibit 99.2
ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	THREE MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2006	2005	Pretax	After Tax
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$119,967	$95,321	$24,646	$15,022
Plus:
Operations and maintenance	164,373	138,314	26,059	15,883
Depreciation and amortization	87,969	76,808	11,161	6,803
Income taxes	46,650	41,772	4,878	2,973
Other taxes	32,666	31,322	1,344	819

Gross margin	$451,625	$383,537	$68,088	$41,500

ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	SIX MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2006	2005	Pretax	After Tax
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$145,011	$154,064	$(9,053)	$(5,518)
Plus:
Operations and maintenance	337,726	280,608	57,118	34,813
Depreciation and amortization	174,280	159,022	15,258	9,300
Income taxes	43,621	58,152	(14,531)	(8,857)
Other taxes	68,214	62,767	5,447	3,320

Gross margin	$768,852	$714,613	$54,239	$33,058